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QUAKER STATE CORPORATION AND SUBSIDIARIES                             EXHIBIT 12
Statement re Computation of Ratio of Earnings to Fixed Charges

FOR THE SIX MONTHS ENDED JUNE 30
(in thousands)                                                          1998                 1997
=====================================================================================================
Interest expense                                                    $     14,514         $     13,062
Interest factor of rental expense                                          4,637                4,567
                                                                    ---------------------------------
Total fixed charges                                                 $     19,151         $     17,629
=====================================================================================================

Income from continuing operations before income taxes               $      6,193         $     22,588
Fixed charges                                                             19,151               17,629
                                                                    ---------------------------------
Total earnings                                                      $     25,344         $     40,217
=====================================================================================================

Ratio of earnings to fixed charges                                           1.3                  2.3
=====================================================================================================

(1) Interest factor of rental expense computed based on: (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.


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